KNIFE RIVER CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 FINANCIAL RESULTS

•Record fourth quarter and solid full-year financial results
•Completed five aggregates-based acquisitions in 2025
•Well positioned with record year-end backlog of $1 billion and strong public funding
•Competitive EDGE initiatives driving continued growth and optimization efforts
•Initiated full-year 2026 guidance
BISMARCK, N.D. — February 17, 2026 — Knife River Corporation (NYSE: KNF), an aggregates-based, vertically integrated construction materials and contracting services company, today announced financial results for the fourth quarter and full-year ended December 31, 2025.

PERFORMANCE SUMMARY

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share)	2025	2024	% Change	2025	2024	% Change
Revenue	$755.1	$657.2	15%	$3,146.0	$2,899.0	9%
Net income	$32.0	$23.3	38%	$157.1	$201.7	(22)%
Net income margin	4.2%	3.5%		5.0%	7.0%

Adjusted EBITDA	$119.4	$81.2	47%	$496.5	$463.0	7%
Adjusted EBITDA margin	15.8%	12.4%		15.8%	16.0%

Net income per share	$0.56	$0.41	37%	$2.76	$3.55	(22)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

“Knife River delivered strong second-half results in 2025, including a record fourth quarter that saw a 15% increase in revenue, 47% improvement in adjusted EBITDA and 340 basis-point expansion in adjusted EBITDA margin, year-over-year,” said Knife River President and CEO Brian Gray. “This strong finish was supported by favorable fourth quarter weather and caps a year of meaningful progress on our Competitive EDGE efforts. Throughout 2025, our teams advanced key strategic initiatives, worked to optimize operations and completed targeted acquisitions to expand our footprint.

“Our focus on commercial excellence resulted in increased aggregate pricing of high-single digits for the year, while our Process Improvement Teams continued to improve production and efficiency at our plants,” Gray said. “Additionally, we completed five acquisitions in 2025, starting with Strata in the first quarter through Texcrete in the fourth. We expect Texcrete will more than double our ready-mix volumes within the Texas Triangle in 2026, and we believe each of these transactions will allow us to better serve a growing customer base.

“We enter 2026 with momentum and confidence in our strategy to deliver long-term, profitable growth,” Gray said. “We have record year-end backlog of $1 billion, which includes the opportunity to pull through our higher-margin materials. We will continue our efforts to optimize materials pricing and drive efficiencies at our plants. Also, we expect our strategic M&A activity to continue, as our 2026 deal pipeline looks similar to 2025. And we will keep investing in organic growth opportunities across our markets, focused on the areas where we are getting our best returns. We have the growth framework in place, and I'm excited about our potential in 2026 and beyond.”

FOURTH QUARTER 2025 RESULTS
For the three months ended December 31, 2025, the company reported consolidated revenue of $755.1 million, a 15% increase from the prior-year, driven by contributions from acquisitions, as well as higher aggregate and ready-mix volumes and pricing. Contracting services revenue also improved in both the West and Mountain segments, benefiting from an extended construction season. Adjusted EBITDA increased 47% year-over-year, to $119.4 million, which was led by improved results in both the West and Mountain segments.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

2026 FINANCIAL GUIDANCE
Knife River expects full-year 2026 financial results in the ranges noted in the following table.

2026 Financial Guidance	Low	High
	(In millions)
Revenue	$3,300.0	$3,500.0
Adjusted EBITDA	$520.0	$560.0
The company further expects:
•Aggregates volumes and pricing to increase mid-single digits.
•Ready-mix volumes to increase mid-teens.
•Asphalt volumes to increase mid-single digits.
•Financial results for Energy Services expected to be broadly in line with full-year 2025 results.
•Depreciation, depletion and amortization to increase mid-single digits.

The guidance ranges are based on normal weather, economic and operating conditions, and do not include the expected impact of potential acquisitions.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$288.4	$270.6	7%	$1,210.1	$1,185.3	2%
EBITDA	$56.6	$36.3	56%	$234.1	$209.7	12%
EBITDA margin	19.6%	13.4%		19.3%	17.7%
Fourth quarter revenue increased 7% from the prior year, primarily due to increased aggregate volumes and contributions from acquisitions. Ready-mix benefited from a combination of increased volumes and pricing, while contracting services saw an improvement as a result of market demand. EBITDA improved 56% year-over-year, supported by higher ready-mix and cement pricing and lower aggregate input costs throughout the region, as well as improved contracting services margins resulting from increased activity and favorable project execution.

Mountain
Idaho, Montana, Wyoming	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$172.0	$148.2	16%	$644.0	$663.1	(3)%
EBITDA	$34.2	$17.0	101%	$99.6	$113.5	(12)%
EBITDA margin	19.9%	11.5%		15.5%	17.1%
Fourth quarter revenue increased 16% from the prior year, largely driven by late-season contracting services work. Ready-mix volumes increased on more available work and all product lines benefited from higher pricing. EBITDA improved 101%, primarily driven by the increased pricing and contracting services activity, as well as improved cost controls across all product lines and increased asset disposal gains of $3.1 million.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$247.5	$187.5	32%	$1,004.8	$818.1	23%
EBITDA	$39.8	$34.3	16%	$159.6	$131.6	21%
EBITDA margin	16.1%	18.3%		15.9%	16.1%
Fourth quarter revenue increased 32% from the prior year, primarily driven by contributions from acquisitions and higher materials sales volumes across legacy operations. EBITDA improved 16%, with a majority of the increase attributable to contributions from acquisitions. Partially offsetting this improvement were higher per-unit costs for aggregates and lower margins on contracting services work.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$57.5	$60.8	(5)%	$338.0	$275.7	23%
EBITDA	$6.0	$9.6	(38)%	$54.9	$60.2	(9)%
EBITDA margin	10.4%	15.7%		16.2%	21.8%
Fourth quarter revenue decreased 5% from the prior year, driven by lower oil prices. This decrease was partially offset by increased revenues from the Albina Asphalt acquisition, which closed in November 2024, as well as from a new polymer-modified liquid asphalt plant in South Dakota. EBITDA decreased $3.6 million, largely due to lower pricing as previously mentioned.

CAPITAL ALLOCATION & LIQUIDITY
For the year ended December 31, 2025, the company spent $169.5 million, largely on the replacement of construction equipment and plant improvements. Additionally, $788.6 million was spent on growth initiatives, including $610.0 million on acquisitions and $178.6 million on aggregate expansions and greenfield projects.
For the full year 2026, the company expects capital expenditures for maintenance and improvement to be between 5% and 7% of revenue guidance and organic growth projects and aggregate reserve additions to be approximately $130 million. Capital expenditures for future acquisitions and new growth opportunities would be incremental to the outlined capital program.

As of December 31, 2025, Knife River had $73.8 million of unrestricted cash and cash equivalents, $1.2 billion of gross debt and $476.6 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 2.2x at December 31, 2025.

FOURTH QUARTER AND FULL-YEAR 2025 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EST on Feb. 17, to discuss fourth quarter and full-year results, and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/487073447.

To participate in the live call:
•Domestic: 1-800-549-8228
•International: 1-289-819-1520
Conference ID: 97658

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Dara Dierks, Vice President of Investor Relations, IR@kniferiver.com
Media Contact: Tony Spilde, Vice President of Communications, Media@kniferiver.com

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Revenue:
Construction materials	$407.9	$355.8	$1,762.1	$1,540.8
Contracting services	347.2	301.4	1,383.9	1,358.2
Total revenue	755.1	657.2	3,146.0	2,899.0
Cost of revenue:
Construction materials	301.5	282.2	1,339.1	1,147.5
Contracting services	308.3	260.9	1,229.6	1,181.7
Total cost of revenue	609.8	543.1	2,568.7	2,329.2
Gross profit	145.3	114.1	577.3	569.8
Selling, general and administrative expenses	80.1	70.1	291.5	253.6
Operating income	65.2	44.0	285.8	316.2
Interest expense	21.3	13.4	81.9	55.2
Other income	1.3	2.5	9.3	10.0
Income before income taxes	45.2	33.1	213.2	271.0
Income tax expense	13.2	9.8	56.1	69.3
Net income	$32.0	$23.3	$157.1	$201.7

Net income per share:
Basic	$.57	$.41	$2.77	$3.56
Diluted	$.56	$.41	$2.76	$3.55
Weighted average common shares outstanding:
Basic	56.7	56.6	56.7	56.6
Diluted	56.9	56.9	56.9	56.8

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	December 31, 2025	December 31, 2024
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$123.4	$281.1
Receivables, net	278.1	267.3
Contract assets	77.5	31.3
Inventories	435.7	380.3
Prepayments and other current assets	46.2	27.7
Total current assets	960.9	987.7
Noncurrent assets:
Net property, plant and equipment	2,028.9	1,441.7
Goodwill	519.7	297.2
Other intangible assets, net	32.7	29.4
Operating lease right-of-use assets	52.6	49.4
Investments and other	55.3	45.8
Total noncurrent assets	2,689.2	1,863.5
Total assets	$3,650.1	$2,851.2
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$11.7	$10.5
Accounts payable	145.6	140.8
Contract liabilities	33.8	42.1
Accrued compensation	44.3	50.7
Current operating lease liabilities	15.9	14.8
Other taxes payable	11.3	8.3
Accrued interest	7.3	5.5
Other accrued liabilities	108.1	97.3
Total current liabilities	378.0	370.0
Noncurrent liabilities:
Long-term debt	1,153.8	666.9
Deferred income taxes	287.9	174.7
Noncurrent operating lease liabilities	36.7	34.5
Other	152.8	129.0
Total liabilities	2,009.2	1,375.1
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,095,301 shares issued and 56,664,165 shares outstanding at December 31, 2025; 57,043,841 shares issued and 56,612,705 shares outstanding at December 31, 2024
	.6	.6
Other paid-in capital	629.6	620.9
Retained earnings	1,024.6	867.5
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)
Accumulated other comprehensive loss	(10.3)	(9.3)
Total stockholders' equity	1,640.9	1,476.1
Total liabilities and stockholders' equity	$3,650.1	$2,851.2

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	December 31,
	2025	2024
	(In millions)
Operating activities:
Net income	$157.1	$201.7
Adjustments to reconcile net income to net cash provided by operating activities	209.5	137.4
Changes in current assets and liabilities, net of acquisitions:
Receivables	(44.0)	14.1
Inventories	(13.4)	(44.3)
Other current assets	(9.1)	10.9
Accounts payable	(15.0)	7.3
Other current liabilities	(9.3)	(4.0)
Pension and postretirement benefit plan contributions	(.6)	(2.7)
Other noncurrent changes	3.3	1.9
Net cash provided by operating activities	278.5	322.3
Investing activities:
Capital expenditures	(348.1)	(172.4)
Acquisitions, net of cash acquired	(610.0)	(131.0)
Net proceeds from sale or disposition of property and other	47.5	12.0
Investments	(3.1)	(3.4)
Net cash used in investing activities	(913.7)	(294.8)
Financing activities:
Issuance of long-term debt	500.0	—
Repayment of long-term debt	(8.8)	(7.0)
Debt issuance costs	(11.1)	—
Tax withholding on stock-based compensation	(2.6)	(1.7)
Net cash provided by (used in) financing activities	477.5	(8.7)
Increase (decrease) in cash, cash equivalents and restricted cash	(157.7)	18.8
Cash, cash equivalents and restricted cash -- beginning of year	281.1	262.3
Cash, cash equivalents and restricted cash -- end of period	$123.4	$281.1

Basis of Presentation Updates
As previously announced, the company adjusted its organizational structure in January 2025 to better align with its business strategy. The former Pacific and Northwest operating segments were combined to form the new West operating segment. The former North Central and South operating segments were combined to form the new Central operating segment. The reorganization resulted in four operating segments: West, Mountain, Central and Energy Services, each of which is also a reportable segment. Prior periods presented have been recast to conform to the current reportable segment presentation.
In December 2025, the company reclassified retention receivables of $42.8 million on a contract-by-contract basis from accounts receivable. The reclassification resulted in an increase to contract assets of $31.8 million and a decrease to contract liabilities of $11.0 million due to FASB clarification of retention receivables under Accounting Standards Codification 606. Prior years were not revised.
Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$288.4		$270.6		$1,210.1		$1,185.3
Mountain	172.0		148.2		644.0		663.1
Central	247.5		187.5		1,004.8		818.1
Energy Services	57.5		60.8		338.0		275.7
Total segment revenues	765.4		667.1		3,196.9		2,942.2
Corporate Services and Eliminations	(10.3)		(9.9)		(50.9)		(43.2)
Consolidated revenues	$755.1		$657.2		$3,146.0		$2,899.0

EBITDA by segment:
West	$56.6	19.6%	$36.3	13.4%	$234.1	19.3%	$209.7	17.7%
Mountain	34.2	19.9%	17.0	11.5%	99.6	15.5%	113.5	17.1%
Central	39.8	16.1%	34.3	18.3%	159.6	15.9%	131.6	16.1%
Energy Services	6.0	10.4%	9.6	15.7%	54.9	16.2%	60.2	21.8%
Total segment EBITDA (a)	136.6	17.8%	97.2	14.6%	548.2	17.1%	515.0	17.5%
Corporate Services and Eliminations (b)	(19.8)	N.M.	(18.4)	N.M.	(63.9)	N.M.	(60.7)	N.M.
Consolidated EBITDA (a)	$116.8	15.5%	$78.8	12.0%	$484.3	15.4%	$454.3	15.7%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	December 31, 2025	December 31, 2024
	(In millions)
West	$203.6	$230.2
Mountain	395.7	339.9
Central	432.8	175.5
	$1,032.1	$745.6
Margins on backlog at December 31, 2025, are expected to be lower than the margins on backlog at December 31, 2024. Approximately 89% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sales (thousands):
Aggregates (tons)	8,191	6,999	32,494	31,832
Ready-mix concrete (cubic yards)	997	831	3,913	3,484
Asphalt (tons)	1,381	1,271	6,334	6,454

Average selling price:*
Aggregates (per ton)	$18.53	$17.14	$18.99	$17.47
Ready-mix concrete (per cubic yard)	$204.09	$195.57	$199.17	$188.11
Asphalt (per ton)	$67.79	$71.32	$66.47	$68.40
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$151.7		$120.0		$617.1		$556.1
Ready-mix concrete	203.6		162.6		779.4		655.5
Asphalt	93.6		90.6		421.0		441.5
Liquid asphalt	49.1		51.7		296.0		238.9
Other*	65.4		59.4		279.8		265.8
Contracting services	347.2		301.4		1,383.9		1,358.2
Internal sales	(155.5)		(128.5)		(631.2)		(617.0)
Total revenues	$755.1		$657.2		$3,146.0		$2,899.0

Gross profit by product line:
Aggregates	$26.1	17.2%	$18.3	15.2%	$114.1	18.5%	$114.3	20.6%
Ready-mix concrete	39.7	19.5%	27.9	17.2%	133.6	17.1%	106.0	16.2%
Asphalt	13.8	14.7%	13.4	14.8%	65.4	15.5%	68.2	15.4%
Liquid asphalt	5.1	10.3%	7.8	15.2%	49.5	16.7%	51.5	21.6%
Other*	21.7	33.2%	6.2	10.4%	60.4	21.6%	53.3	20.1%
Contracting services	38.9	11.2%	40.5	13.4%	154.3	11.2%	176.5	13.0%
Total gross profit	$145.3	19.2%	$114.1	17.4%	$577.3	18.4%	$569.8	19.7%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation, unrealized gains and losses on benefit plan investments and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, and one-time separation costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income to EBITDA and Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In millions)
Net income	$32.0	$23.3	$157.1	$201.7
Depreciation, depletion and amortization	51.3	35.4	193.7	136.9
Interest expense, net	20.3	10.3	77.4	46.4
Income taxes	13.2	9.8	56.1	69.3
EBITDA	$116.8	$78.8	$484.3	$454.3
Unrealized (gains) losses on benefit plan investments	(0.8)	—	(2.9)	(2.9)
Stock-based compensation expense	2.9	2.4	11.4	7.8
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.5	—	3.7	—
One-time separation costs	—	—	—	3.8
Adjusted EBITDA	$119.4	$81.2	$496.5	$463.0

Revenue	$755.1	$657.2	$3,146.0	$2,899.0
Net income margin	4.2%	3.5%	5.0%	7.0%
EBITDA margin	15.5%	12.0%	15.4%	15.7%
Adjusted EBITDA margin	15.8%	12.4%	15.8%	16.0%
The following table provides the reconciliation of consolidated net income to total segment EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In millions)
Net income	$32.0	$23.3	$157.1	$201.7
Depreciation, depletion and amortization	51.3	35.4	193.7	136.9
Interest expense, net	20.3	10.3	77.4	46.4
Income taxes	13.2	9.8	56.1	69.3
EBITDA	$116.8	$78.8	$484.3	$454.3
Less corporate services EBITDA	(19.8)	(18.4)	(63.9)	(60.7)
Total segment EBITDA	$136.6	$97.2	$548.2	$515.0

The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended December 31, 2025
	(In millions)
Long-term debt	$1,153.8
Long-term debt - current portion	11.7
Total debt	1,165.5
Add: Unamortized debt issuance costs	15.6
Total debt, gross	1,181.1
Less: Cash and cash equivalents, excluding restricted cash	73.8
Total debt, net	$1,107.3
Trailing-twelve-months ended December 31, 2025, Adjusted EBITDA	$496.5

Net leverage	2.2	x
Knife River’s projections for 2026 Adjusted EBITDA, 2026 Adjusted EBITDA margin, 2026 EBITDA contributions and long-term net leverage target are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking 2026 Adjusted EBITDA, 2026 Adjusted EBITDA margin, 2026 EBITDA contributions and long-term net leverage target, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.
FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries, including with respect to the benefits of acquisitions. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, expected backlog margin, acquisition contributions, financing plans, expected federal and state funding for infrastructure or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.